                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is entered into effective March 15, 2004, by and between IndyMac Bank, F.S.B. ("Employer") and John DelPonti ("Officer").

         1. TERM. Employer agrees to employ Officer and Officer agrees to serve Employer and its affiliates, in accordance with the terms and conditions of this Agreement, for a period of three (3) years, commencing on the date first set forth above, unless Officer's employment is earlier terminated as herein provided.

         2. POSITION, DUTIES AND RESPONSIBILITIES. Officer shall serve as an Executive Vice President of Employer, or of one of Employer's affiliated companies, as determined by Employer. Officer agrees to devote Officer's full-time best efforts to the business and affairs of Employer and its affiliates, to perform such executive and managerial duties as may be assigned to Officer, and to diligently promote the business, affairs and interests of Employer and its affiliates. If so requested by Employer, Officer agrees to serve concurrently, and without additional compensation, as an officer of both Employer and of one or more of Employer's affiliates, including its subsidiaries.

         3. OUTSIDE AFFILIATIONS. During the term of this Agreement, Officer shall not compete, either directly or indirectly, with the business of Employer or its affiliates. Except as otherwise provided in this Agreement, Officer may make and manage personal business investments of Officer's choice and may serve in any capacity with any civic, educational or charitable organization, or with any governmental entity or trade association, provided that such activities do not interfere with or conflict with Officer's duties under this Agreement. Officer may not sit on the board of directors of any civic, educational or charitable, or business organization without first obtaining Employer's written consent.

         4. COMPENSATION AND BENEFITS. In consideration of the performance of Officer's duties under this Agreement, Employer or its affiliates shall provide to Officer the compensation set forth below. All compensation paid to Officer by Employer or by any of its affiliates shall be aggregated in determining whether Officer has received the benefits described herein, but without prejudice to the allocation of costs among the entities to which Officer renders services under this Agreement.

                  4.1 BASE SALARY. Employer shall pay to Officer a base salary at the annual rate set forth in Appendix A. Officer's base salary shall be payable in equal installments no less frequently than every month. Employer may, in its sole discretion, increase Officer's base salary during the term of this Agreement, but Employer will not decrease Officer's base salary below the amount set forth in Appendix A.

                  4.2 INCENTIVE COMPENSATION. For each calendar year during the term of this Agreement, Employer shall pay to Officer an incentive compensation award in an amount to be determined pursuant to the then-applicable Annual Incentive Plan set forth in Appendix A. The terms of the Annual Incentive Plan shall be agreed upon by Employer and Officer during the first quarter of each new calendar year during the term of this Agreement. Any incentive compensation award payable to Officer pursuant to the Annual Incentive Plan shall be paid no later than thirty (30) days after completion and publication of the applicable audited financial statements for the relevant calendar year. Except as otherwise provided herein, any incentive compensation award described in the Annual Incentive Plan, and Officer's base salary to the extent that the incentive compensation award is a percentage of Officer's base salary, shall be prorated to the extent that Officer is employed for less than twelve (12) full months during the relevant calendar year.

                  4.3 STOCK OPTIONS AND RESTRICTED STOCK. During the term of this Agreement, Employer's public company affiliate, IndyMac Bancorp, Inc., or any successor public company ("Public Company"), may grant to Officer stock options and/or restricted stock for such number of shares of the Public Company's common stock as the Compensation Committee of the Board of Directors of the Public Company ("Compensation Committee") in its sole discretion determines, taking into account Officer's and the Public Company's performance and the competitive practices then prevailing regarding the granting of stock options. Subject to the foregoing, it is anticipated that the number of shares in respect of each annual stock option and/or restricted stock grant, if any, shall be comparable to the number of shares granted to officers of Employer at a level similar to Officer's level. The stock options and/or restricted stock herein described shall be granted at the same time as the Public Company grants stock options and/or restricted stock to its other officers.

                  All stock options and restricted stock granted herein: (i) shall be granted pursuant to the Public Company's current stock option plan, or such other stock option plan or plans as may come into effect during the term of this Agreement, (ii) shall be priced and shall vest in accordance with the terms set by the Compensation Committee or as otherwise set forth in this Agreement, and (iii) shall be subject to such other reasonable terms and conditions as may be determined by the Compensation Committee and set forth in the agreement or other document evidencing the award.

                  The effect of Officer's termination on the vesting of any stock options or restricted stock granted under this Agreement is described in
Section 5.2. In the event that vested options held by Officer immediately after such termination represent shares of common stock in an amount equal to or greater than 500,000, then the maximum period for the exercise of any options shall be twelve (12) months. In the event that vested options held by Officer immediately after such termination represent shares of common stock in an amount equal to or greater than 100,000 but less than 500,000, then the maximum period for the exercise of any options shall be six (6) months. In the event that vested options held by Officer immediately after such termination represent shares of common stock in an amount less than 100,000, then the maximum period for their exercise shall be three (3) months.

                  4.4 ADDITIONAL BENEFITS. Officer shall be entitled to paid vacation, subject to Employer's vacation policies in effect from time to time. Officer shall also be entitled to participate in Employer's life and medical insurance plans, and in any stock purchase, executive compensation, pension, profit-sharing, deferred compensation, or other benefit or bonus plans that are offered to Employer's employees generally, or to officers of Employer at a level similar to Officer's level, subject to the terms and conditions, including any applicable eligibility requirements, of any such plan. This Agreement shall not affect or otherwise modify the provisions of any other compensation, retirement or other benefit program or plan of Employer.

                  4.5 RELOCATION EXPENSES. Employer shall, within 30 days following execution of this Agreement by all parties, make a one-time payment to Officer of $210,000 in respect of Officer's expenses, including forfeited compensation from Officer's prior employer, to be incurred in moving to California in order to accept employment with Employer.

                  4.6 HOUSING ALLOWANCE. During the term of this Agreement, Employer will pay to Officer the monthly sum of $8,333.33 in order to defray Officer's housing expenses, including those described in Section 4.7.

                  4.7 RESIDENTIAL LEASE PURCHASE. Employer agrees that IndyMac Bancorp, Inc. will purchase a residence to be selected by Officer located within 20 miles of Employer's Pasadena home office, at a total cost not to exceed $2.75 million, and will lease the said residence to Officer on a monthly basis at fair rental value (anticipated to be approximately the same amount as the $8,333 housing allowance) for a period of five years. Prior to completion of the said purchase, Employer and Officer will enter into a standard form California Association of Realtors' Residential Lease, pursuant to which Officer will be responsible for paying all utilities and all repair and maintenance expenses associated with occupation of the residence and its grounds. The monthly fair rental value to be charged by Employer will include and reflect Employer's liability for all property taxes associated with the residence and Employer's cost of obtaining a dwelling fire policy or comparable policy of property hazard insurance for the full replacement value of the residence, including earthquake coverage, and including liability coverage with limits of not less than $500,000. Officer may elect at any time during the lease term to purchase the residence at the lower of its purchase price to Employer or its fair market value minus improvements you have made, as determined by neutral appraisal. The lease payments made by Officer during the term of the lease arrangement will not be applied to or credited against the purchase price. At the end of the five-year term, if Officer has not elected to purchase the residence, Employer may sell the residence and retain for itself the sale proceeds.

                  4.8 COUNTRY CLUB MEMBERSHIP. Employer will purchase for Officer a membership interest in a country club of Officer's choice, and/or membership in a luncheon club, the total cost of which shall not exceed $100,000.00, and shall maintain the said membership and pay all business related expenses, including monthly membership dues during the term of this Agreement. Officer shall be responsible for all non-business costs associated with the said membership including, without limitation, greens fees, guest fees and food and beverage charges, and for all taxes associated with this Section 4.8.

         5. TERMINATION OF EMPLOYMENT. This Agreement, the compensation and benefits provided under this Agreement, and Officer's employment with Employer, are terminable as herein provided.

                  5.1 GROUNDS FOR TERMINATION. Employer may, in its sole and absolute discretion, terminate this Agreement and Officer's employment on the following grounds:

                           5.1.1    DISABILITY. In the event of Officer's
inability to perform his or her duties (with or without reasonable accommodation) because of illness, injury or similar incapacity for four (4) consecutive calendar months, or for shorter periods aggregating eighty (80) or more business days in any twelve (12)-month period ("Disability"), this Agreement and Officer's employment may be terminated by Employer by giving Notice of Termination as provided in Section 9.1.

                           5.1.2    DEATH. In the event of Officer's death
during the term of this Agreement ("Death"), this Agreement and Officer's employment shall immediately and automatically terminate.

                           5.1.3    CAUSE. Employer may terminate this Agreement
and Officer's employment by giving Notice of Termination at any time for cause. "Cause" means any act or omission to act by Officer which constitutes (i) a material breach of this Agreement that is committed in bad faith or without reasonable belief that such act or omission is in the best interests of Employer, (ii) negligence or misconduct resulting in a material loss to Employer, (iii) gross negligence,
(iv) an intentional and material failure to perform Officer's assigned duties,
(v) fraud, theft or dishonesty, (vi) willful violation of any law, rule or regulation of a governmental authority, other than traffic violations, (vii) regular alcohol or drug abuse, (viii) such other conduct as is reasonably likely to cause Employer public disgrace or disrepute, or (ix) entry of an order by any state or federal regulatory agency either removing Officer from Officer's position with Employer or its affiliates or prohibiting Officer from participating in the conduct of the affairs of Employer or any of its affiliates.

                           5.1.4    NO CAUSE. Employer may, in its sole and
absolute discretion, terminate this Agreement and Officer's employment by giving Notice of Termination at any time for no reason, or for any reason whatsoever other than Death, Disability or Cause ("No Cause"). Termination for No Cause shall also be deemed to have occurred (i) if Officer resigns from employment following, and as a result of, an involuntary reduction in his base salary or his target incentive compensation award, an involuntary relocation of Officer's place of employment by more than 25 miles or a material diminution in Officer's employment duties and responsibilities, or (ii) if, prior to the expiration of this Agreement, Officer is not offered a written employment agreement with Employer to be effective upon expiration of this agreement that is comparable in its terms to the written employment agreements then in effect between Employer and its other Executive Vice Presidents (eg. standard termination language and payments).

                           5.1.5    RESIGNATION. Should Officer voluntarily
resign Officer's employment, either by giving Notice of Termination during the term of this Agreement or otherwise ("Resignation"), Officer's employment shall terminate immediately, unless Officer and Employer mutually agree on a later effective date of termination.

                  5.2      BENEFITS UPON TERMINATION.

                           5.2.1    DISABILITY. In the event that Officer's
employment terminates by reason of Disability, as defined in Section 5.1.1, Officer shall be entitled to receive (i) all accrued but unpaid vacation benefits as of the Termination Date, as defined in Section 9.1, (ii) any other benefits already vested as of the Termination Date under any of Employer's applicable stock option, pension, bonus or other similar plans in which Officer participated immediately prior to termination ("Vested Benefits"), (iii) the immediate vesting, to the extent not otherwise vested, of all outstanding stock options or similar awards previously granted to Officer under Section 4.3, and
(iv) Officer's incentive compensation award for the year in which Officer became disabled, prorated to the Termination Date. Officer shall also be entitled, subject to Section 5.2.7, to receive the following benefits for a period of time commencing from the Termination Date and continuing for the number of months remaining in the term of this Agreement, or until Officer's death, whichever first occurs: (v) continuation of Officer's base salary, reduced by 50%, minus the amount of any cash payments due to Officer under the terms of Employer's disability insurance or other disability benefit plan funded by Employer or Employer's tax-qualified Defined Benefit Pension Plan, and (vi) continuation of benefits substantially equivalent to the life, disability and medical insurance policies maintained by Employer on behalf of Officer and Officer's spouse and dependents, if any, immediately prior to the Notice of Termination, but then only to the extent that Officer is not entitled to comparable benefits from other employment.

                           5.2.2    DEATH. In the event of Officer's Death, as
defined in Section 5.1.2, Employer shall pay to such person or persons as Officer shall have designated in writing or, in the absence of such a designation, to Officer's estate, (i) all accrued but unpaid vacation benefits as of the date of Death, (ii) any Vested Benefits, (iii) to the extent not otherwise vested, all outstanding stock options or similar awards previously granted to Officer, which will vest immediately upon Officer's Death, and (iv) Officer's incentive compensation award for the year in which Death occurs, prorated to date of Death. Employer shall also, within forty-five (45) days following Officer's Death, pay to Officer's designee or to Officer's estate an amount equal to two times Officer's last annual base salary. Employer shall also, for a period of twelve (12) months following the date of Officer's Death, pay the cost of any continued coverage under Employer's group medical insurance plan for the benefit of Officer's spouse and dependents, if any, should they elect continued coverage under COBRA, provided they were covered under the plan immediately prior to Officer's Death.

                           5.2.3    CAUSE. In the event of Officer's termination
for Cause, as defined in Section 5.1.3, Officer shall be entitled to payment of Officer's base salary through the Termination Date, to any accrued but unpaid vacation benefits, and to any other Vested Benefits, but to no other payments or benefits whatsoever.

                           5.2.4    NO CAUSE. In the event of Officer's
termination for No Cause, as defined in Section 5.1.4, Officer shall be entitled to receive (i) payment of Officer's base salary through the Termination Date,
(ii) any accrued but unpaid vacation benefits, (iii) any other Vested Benefits,
(iv) Officer's incentive compensation award for the year in which Officer was terminated, prorated to the Termination Date, and (v) the immediate vesting, to the extent not otherwise vested, of all outstanding stock options or similar awards previously granted to Officer under Section 4.3. Officer shall also be entitled, subject to Section 5.2.7, to receive continuation, for a period of three (3) years following the Termination Date, of (vi) Officer's base salary as of the Termination Date, plus a monthly sum equal to Officer's target incentive compensation award for the year in which termination occurred divided by 12,
(vii) both the housing allowance described in Section 4.6 and the country club membership described in Section 4.8, and (viii) benefits substantially equivalent to the life, disability and medical insurance policies maintained by Employer on behalf of the remaining members of Officer's executive committee, but with respect to the benefits described in this clause (viii) only to the extent that Officer is not entitled to comparable benefits from other employment.

                           5.2.5    RESIGNATION. In the event of Officer's
Resignation, as defined in Section 5.1.5, Officer shall be entitled to payment of Officer's base salary through the Termination Date, to any accrued but unpaid vacation benefits, and to any other Vested Benefits, but to no other payments or benefits whatsoever.

                           5.2.6    EXCISE TAX. In the event it should be
determined that any payment or distribution by Employer as the result of Officer's termination due to No Cause would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the affected payments or distributions shall include gross-up for any excise taxes due under Section 280G of the Code or similar "golden parachute" provisions, plus any excise, income, or payroll taxes owed on the excise payment amount. In order to be eligible for this benefit, Officer must have had more than five (5) years of continuous service to Employer or its affiliates as of the Termination Date, or must be a
Section 16 Employee. If the law prohibits any form of the foregoing benefit, then Employer and Officer understand and agree that this Section 5.2.6 is of no effect.

                           5.2.7    RELEASE OF CLAIMS. Employer's obligation to
pay any salary continuation, benefits continuation or other non-vested benefits in the event of the termination of Officer's employment due to Disability or No Cause, as defined in Sections 5.1.1 and 5.1.4, is expressly conditional upon Officer first executing a general release of all claims or causes of action, whether known or unknown, that Officer may have or hold against Employer including, but not limited to, any claims for breach of contract, for employment discrimination or harassment, for wrongful termination or for other tortious conduct in connection with Officer's employment or its termination. Such release agreement shall be prepared by Employer, and shall include an express waiver by Officer of California Civil Code section 1542.

         6. NO SOLICITATION AND CONFIDENTIALITY. In order to protect the Employer's Confidential Information as defined in Section 6.2 hereof, and as a condition to Officer's receipt and retention of the salary continuation, benefits continuation, or other non-vested benefits payable to Officer in the event of termination by reason of Disability or No Cause, as defined in Sections
5.1.1 and 5.1.4, Officer agrees to the following:

                  6.1 NO SOLICITATION. During employment and for a period of one (1) year after termination of employment, or until IndyMac payments and benefits cease (whichever is longer), Officer shall not:

                           6.1.1    Solicit, or cause to be solicited, any
customers of Employer or its affiliates for purposes of promoting or selling any products or services competitive with those of Employer or its affiliates;

                           6.1.2    Solicit business from, or perform services
for, any company or other business entity which at any time during the two (2) year period immediately preceding Officer's termination of employment with Employer was a client of Employer or its affiliates; or

                           6.1.3    Solicit for employment, offer, or cause to
be offered employment, either on a full time, part-time or consulting basis, to any person who was employed by Employer or its affiliates on the date Officer's employment terminated, unless Officer shall have received the prior written consent of Employer.

                  6.2 CONFIDENTIALITY. Officer hereby acknowledges and agrees that Employer and its affiliates have developed and own valuable information related to their business, personnel and customers including, but not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing and hedging models, trade secrets, computer programs and plans, and information related to officers, directors, employees and agents. Officer hereby agrees that all such information, and all codes, concepts, copies and forms relating to such information, Employer's plans and intentions with respect thereto, and any information provided by Employer or its affiliates to Officer with respect to any of the foregoing, shall be considered "Confidential Information" for the purpose of this Agreement. Officer acknowledges and agrees that all such Confidential Information is a valuable asset of Employer, and if developed by Officer, is developed by Officer in the course of Officer's employment with Employer, and is the sole property of Employer. Officer agrees that Officer will not, for a period of three (3) years following the termination of his employment with Employer, divulge or otherwise disclose, directly or indirectly, any Confidential Information concerning the business or policies of Employer or any of its affiliates which Officer may have learned as a result of Officer's employment during the term of this Agreement or prior thereto as an employee, officer or director of or consultant to Employer or any of its affiliates, except to the extent such use or disclosure is (i) necessary or appropriate to the performance of this Agreement and in furtherance of Employer's best interests, (ii) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (iii) lawfully obtainable from other sources, or (iv) authorized by Employer. This prohibition against disclosure of Confidential Information does not include knowledge or expertise possessed by Officer wholly independent of his employment with Employer.

                  6.3 REIMBURSEMENT. If any part of this Section 6 is challenged by Officer and is determined to be invalid or unenforceable for any reason by a court of competent jurisdiction, then Officer and Employer agree that these covenants shall be of no effect, that Officer shall immediately return to Employer the salary continuation, benefits continuation or other non-vested compensation described in Section 5.2 that has been paid to Officer after termination of Officer's employment, and that Officer shall not be entitled to any further sums from Employer.

         7. REIMBURSEMENT OF BUSINESS EXPENSES. During the term of this Agreement, Employer shall promptly reimburse to Officer all business expenses reasonably incurred by Officer in the performance of Officer's duties under this Agreement to the extent that such expenditures meet Internal Revenue Code requirements for deductibility by Employer for federal income tax purposes, or are otherwise in compliance with the rules and policies of Employer and are substantiated by Officer in accordance with applicable requirements of the Code and Treasury Regulations, and the applicable rules and policies of Employer.

         8. INDEMNITY. To the extent permitted by applicable law and by Employer's articles, bylaws or other governing instruments, and subject to the restrictions imposed therein, Employer shall defend and indemnify Officer and hold Officer harmless for any acts or decisions made by Officer in good faith and while performing approved services for Employer or its affiliates, and shall advance to Officer any costs of defense, including attorneys' fees, incurred by Officer in defense of any third-party claims asserted against Officer in direct consequence of the discharge of Officer's duties under this Agreement. Employer shall use reasonable efforts to obtain coverage for Officer under liability insurance policies then in effect which cover the other officers or directors of Employer.

         9.       MISCELLANEOUS.

                  9.1 NOTICE OF TERMINATION AND TERMINATION DATE. Any termination of this Agreement by Employer or by Officer (including any Resignation) shall be communicated by a written Notice of Termination to the other party, stating the specific termination provision in this Agreement relied upon, if any, and setting forth in reasonable detail the facts and circumstances, if applicable, claimed to provide a basis for termination. The effective date of termination ("Termination Date") shall be (i) the date specified in the Notice of Termination, or (ii) in the event of Officer's Death, the date of Death, or (iii) in the event of Officer's resignation without providing Notice of Termination, Officer's last day of employment.

                  9.2 SUCCESSORSHIP. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. This Agreement may not be assigned without the prior written consent of the parties, other than in connection with a merger or sale of Employer or the sale of substantially all the assets of Employer, or similar transaction. Notwithstanding the foregoing, Employer may, without Officer's consent, assign, whether by assignment agreement, merger, operation of law or otherwise, this Agreement to the Public

Company or to any successor or affiliate of Employer or the Public Company, subject to such assignee's express assumption of all obligations of Employer hereunder. The failure of any successor to or assignee of the Employer's business and/or assets in such transaction to expressly assume all obligations of Employer hereunder shall be deemed a termination for No Cause, pursuant to
Section 5.1.5.

                  9.3 NOTICES. Any notices provided for in this Agreement shall be sent to Employer at its corporate headquarters, Attention: General Counsel, with a copy to the Human Resources department at the same address, or to such other address as Employer may from time to time in writing designate, and to Officer at such address as Officer may from time to time in writing designate (or Officer's business address of record in the absence of such designation). All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.

                  9.4 ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter; provided, however, that all provisions of Employer's Employee Handbook and any other written personnel policies of Employer shall be incorporated herein by this reference, and Officer hereby expressly acknowledges that all provisions of the Employee Handbook and other written policies are applicable to Officer's employment relationship with Employer, except to the extent that any such provisions directly conflict with any term contained in this Agreement; PROVIDED, FURTHER, THAT OFFICER HEREBY EXPRESSLY ACKNOWLEDGES THAT OFFICER HAS EXECUTED EMPLOYER'S STANDARD MUTUAL AGREEMENT TO ARBITRATE CLAIMS CONCURRENTLY HEREWITH, WHICH REQUIRES THAT ANY DISPUTE UNDER THIS AGREEMENT WILL BE ARBITRATED. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

                  9.5 WAIVER. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

                  9.6 CALIFORNIA LAW. This Agreement shall be construed and interpreted in accordance with the laws of California, without reference to its conflict of laws principles.

                  9.7 INJUNCTIVE RELIEF. Employer and Officer acknowledge that the services Officer is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, if either party violates any of the material provisions of this Agreement, the parties shall, in addition to any other rights and remedies available under this Agreement, or under applicable law or the Mutual Agreement to Arbitrate Claims, be entitled to seek injunctive relief, as permitted by law, from a court or tribunal of competent jurisdiction, restraining the other from committing or continuing any violation of this Agreement. The provisions hereof shall survive the expiration, suspension or termination, for any reason, of this Agreement.

                  9.8 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

                  9.9 REGULATORY INTERVENTION. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to the following terms and conditions:

                           9.9.1    If Officer is suspended and/or temporarily
prohibited from participating in the conduct of Employer's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)), Employer's obligations hereunder shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (i) pay Officer all or part of the compensation withheld while Employer's contract obligations were suspended, and (ii) reinstate any of Employer's obligations which were suspended.

                           9.9.2    If Officer is removed and/or permanently
prohibited from participating in the conduct of Employer's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) and (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but Officer's vested rights shall not be affected.

                           9.9.3    If Employer is in default (as defined in
Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1813 (x)(1)), all obligations under this Agreement shall terminate as of the date of default, but Officer's vested rights shall not be affected.

                           9.9.4    All obligations under this Agreement shall
be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of Employer, (i) by the Office of Thrift Supervision ("OTS") at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. 1823 (c)); or (ii) by the OTS at the time the OTS approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the OTS to be in an unsafe or unsound condition. Any rights of Officer that shall have vested under this Agreement shall not be affected by such action.

                           9.9.5    With regard to the provisions of this
Section 9.9:

                                    (i)      Employer agrees to use its best
efforts to oppose any such notice of charges as to which there are reasonable defenses;

                                    (ii)     In the event the notice of charges
is dismissed or otherwise resolved in a manner that will permit Employer to resume its obligations to pay compensation hereunder, Employer will promptly make such payment hereunder; and

                                    (iii)    During the period of suspension,
the vested rights of the contracting parties shall not be affected except to the extent precluded by such notice.

                           9.9.6    Any payments made to Officer by Employer
pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

EMPLOYER:

By:___________________________________          Dated: _________________________
         Michael W. Perry
         Chairman and Chief Executive Officer

OFFICER:

_____________________________________           Dated: _________________________
Name: John DelPonti

                                   APPENDIX A
                                  PROFIT CENTER
                              ANNUAL INCENTIVE PLAN

Officer Name:                               John DelPonti
Annual Base Rate for 2004:                  $325,000
Target Annual Bonus for 2004:               $200,000
Target Quarterly Bonus for 2004:            $0

Annual or Quarterly Incentive Awards:

         Officer shall be eligible for an Annual or Quarterly Incentive Awards (as applicable), which shall be comprised of the following components:

                  1.       Business Metrics

                  2.       Subjective Assessment (Wrap)

These components shall be measured as follows: Measurement of Components Intentionally Omitted.